Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our three reports each dated February 27, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of the State Street Navigator Securities Lending Prime Portfolio, State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio, and State Street Navigator Securities Lending MET Portfolio, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Service Providers”, "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, MA
April 30, 2015